Delta Apparel Reports Fiscal 2014 First Quarter Results

GREENVILLE, SC - January 23, 2014 - Delta Apparel, Inc. (NYSE MKT: DLA) today reported that for its fiscal 2014 first quarter ended December 28, 2013, net sales were $100.0 million versus $106.8 million for the comparable 2013 period. Continued strong sales growth in the Salt Life and Art Gun businesses was offset by an anticipated sales decline at Soffe as well as lower sales in the Junkfood and The Game businesses. Demand for basic undecorated tees was weak to start the quarter but improved as the quarter progressed. Lower sales, coupled with higher costs associated with operational initiatives that were completed during the quarter, produced a net loss for the 2014 first quarter of $1.6 million, or $0.20 per diluted share, compared with net income for the prior year’s quarter of $46 thousand or $0.01 per share.

Basics Segment Review
Sales for Delta’s basics segment were $58.6 million in the 2014 first quarter, a slight decrease from $58.8 million in the prior year period. Healthy demand for private label products was offset by a sales decline in undecorated catalog tees. Sales of catalog tees were, however, bolstered by the Company’s new offerings of decorated, full package programs using catalog blanks,which have gained traction and nearly doubled from a year ago.

Branded Segment Review
Delta’s branded segment net sales for the fiscal 2014 first quarter were $41.4 million compared with $47.9 million in the prior year period. The decline resulted from lower sales of Soffe, Junk Food and The Game branded products. Soffe sales declined 16% from the prior year quarter but were slightly better than expected. Soffe products will be back on the shelves at certain mid-tier retailers for spring 2014, which should drive sales growth at Soffe in the second half of the fiscal year. Junkfood sales were down 27% from the prior year December quarter as retailers placed larger orders for professional sports products that shipped in the September quarter this year but in the prior year shipped in the December quarter. In addition, general weakness at department stores unfavorably impacted re-orders and "chase" business during the holiday season. Junkfood has initiated new programs with specialty and other retailers that should drive growth in the coming quarters relative to prior year periods. The Company’s college bookstore apparel line, which was consolidated within The Game business during the September quarter, experienced sales declines during the December quarter due to product replenishment challenges stemming from the previously announced closing of the Wendell decoration facility. The sales decline in college apparel was partially offset by double-digit sales growth in The Game's branded headwear and private-label corporate headwear programs. Salt Life continued its strong revenue growth, with a 30% sales increase over the prior year quarter. Salt Life products are now on the shelves in over 2,200 retail doors across the United States, with a current concentration on the East Coast. Art Gun also continued its consistent growth, with revenue increasing more than 50% during the December quarter compared to the prior year period.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, noted that while a number of factors combined to produce an unfavorable effect on Delta’s first quarter results, "we are also seeing many positive things in our business. The weak demand for basic undecorated tees experienced during most of the quarter began improving toward the end of December. Growth opportunities appear to be on the horizon at Junkfood as several new programs we tested this fall are being expanded for spring. Soffe, while still in negative territory for the first quarter, is showing considerable improvement and we anticipate that Soffe will return to profitability for the upcoming quarters.”

“We are also making strides toward rebuilding the revenues in our bookstore business, which have been consolidated under The Game brand. We are gaining additional bookstore programs for the upcoming season that should improve results in the back half of our fiscal year.With the completion of the printing modernization in our Fayetteville location, we should be in a good position to service the bookstore channel well and capitalize on replenishment opportunities. Consumer demand for Salt Life is strong and we are excited about the product expansions that will hit retail shelves in the coming months. Salt Life’s expansion into California is continuing and we expect it to gain traction and provide strong growth opportunities in the years ahead.”

“During the first quarter we started production on the new equipment installed as part of our manufacturing expansion, which should provide us capacity for future growth while lowering the cost on the incremental production. Although we incurred additional expense in the December quarter during the start-up of the equipment, we expect to realize annual costs savings of over $2 million on the incremental output along with the revenue and margin opportunities on the increased capacity. We also completed the modernization of our Fayetteville screen printing operation, which affords us improved printing technology and increases our internal capacity. In addition, we continued our efforts to reduce selling, general and administrative costs, which improved 70 basis points as a percentage of sales in this December quarter compared with the prior year quarter.”

“In November, we filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission that allows us to offer and sell up to $100 million of our securities over the next three years. The shelf filing was approved by the SEC and became effective on December 23, 2013. While we have no immediate plans to issue any of the securities, the shelf filing provides us with the flexibility to avail ourselves of strategic opportunities that may require additional capital in the future.”

Mr. Humphreys concluded, “We have many reasons to be optimistic about our business, but we believe our optimism must be tempered by certain risks that are in the marketplace. In recent weeks, speculation in commodities markets has caused cotton prices to rise significantly. It is still too soon to know if selling prices will reflect these higher raw material costs or what the potential impact on unit volumes may be. Demand for undecorated tees has been soft for the last several quarters and while it appears to have improved in the latter part of December, it is too early to determine the trend that demand will take as we move into our traditionally strong spring selling season. Coming off lackluster holiday sales, the retail environment, which impacts not only our branded segment but also our basics segment, remains unsettled and the potential level of consumer spending for apparel is uncertain. While many or all of these risks may ultimately prove inconsequential, combined they could have the potential to negatively impact our fiscal 2014 earnings in a meaningful way. Recognizing the current environment in which we are operating, our management team is working diligently to mitigate the potential impact of these risks so that we can meet our original goals set out for the year. We continue our focus on providing high quality products and customer satisfaction that should result in the long-term growth and profitability of Delta Apparel.”

Fiscal 2014 Guidance
While management believes the opportunity remains for the Company to achieve its original goals if certain growth catalysts prove positive and the identified market risks become inconsequential or are successfully mitigated, it remains cautious until the extent of such risks can be better determined. Much of the current uncertainty and speculation regarding consumer spending trends should be clarified as spring products reach retail shelves and the selling season begins. As such, the Company expects to be in a better position when it reports results for the quarter ending March 29, 2014, to either confirm or update its guidance for the fiscal year ending September 27, 2014.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-287-5563. If calling from outside the United States, dial 719-457-2627. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through February 28,

2014. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 1375009.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-commerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended
	Dec 28, 2013	Dec 29, 2012

Net Sales	$100,012	$106,750
Cost of Goods Sold	80,970	83,995
Gross Profit	19,042	22,755

Selling, General and Administrative	19,843	21,875
Other (Income) Expense, Net	(127)	34
Operating (Loss) Income	(674)	846

Interest Expense, Net	1,458	887

Loss Before Benefit from Income Taxes	(2,132)	(41)

Benefit from Income Taxes	(535)	(87)

Net (Loss) Earnings	$(1,597)	$46

Weighted Average Shares Outstanding
Basic	7,884	8,302
Diluted	7,884	8,613

Net (Loss) Earnings per Common Share
Basic	$(0.20)	$0.01
Diluted	$(0.20)	$0.01

	Dec 28, 2013	Sep 28, 2013	Dec 29, 2012

Current Assets
Cash	$288	$829	$940
Receivables, Net	49,792	68,707	56,751
Income Tax Receivable	3,042	1,232	8,852
Inventories, Net	174,198	165,190	168,357
Prepaids and Other Assets	4,600	3,786	4,994
Deferred Income Taxes	5,670	5,981	3,500
Total Current Assets	237,590	245,725	243,394

Noncurrent Assets
Property, Plant & Equipment, Net	42,795	40,600	39,549
Goodwill and Other Intangibles, Net	61,226	61,566	23,305
Other Noncurrent Assets	3,784	3,871	3,691
Total Noncurrent Assets	107,805	106,037	66,545

Total Assets	$345,395	$351,762	$309,939

Current Liabilities
Accounts Payable and Accrued Expenses	$64,991	$70,340	$61,975
Current Portion of Long-Term Debt	14,504	3,704	3,529
Total Current Liabilities	79,495	74,044	65,504

Noncurrent Liabilities
Long-Term Debt	118,340	131,030	101,351
Deferred Income Taxes	4,628	3,610	3,128
Other Noncurrent Liabilities	4,992	4,206	190
Total Noncurrent Liabilities	127,960	138,846	104,669

Shareholders' Equity	137,940	138,872	139,766

Total Liabilities and Shareholders' Equity	$345,395	$351,762	$309,939